SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Hydrogen Corporation
                                (NAME OF ISSUER)

                    Common Stock, par value $0.001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    44887Q108
                                 (CUSIP NUMBER)

                                December 31, 2006
             (Date of Event which requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)




                              (Page 1 of 17 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44887Q108                      13G                PAGE 2 of 17 PAGES

------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    278,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    278,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          278,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.18%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                      13G                PAGE 3 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    174,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    174,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          174,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.36%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                      13G                PAGE 4 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON S.S. OR
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    100,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    100,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          100,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.78%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                      13G                PAGE 5 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON S.S. OR
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    340,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    340,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          340,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.66%
-------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
               CO
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                      13G                PAGE 6 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON S.S. OR
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.05%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN; IA
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                      13G                PAGE 7 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON S.S. OR
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    452,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    452,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          452,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.54%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                       13G               PAGE 8 of 17 PAGES

-------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Philip J. Hempleman
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.05%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44887Q108                       13G               PAGE 9 of 17 PAGES
------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            The name of the issuer is Hydrogen Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1801 Route 51 South, Jefferson Hills, PA 15025

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is filed by:

          (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.001 per share ("Common Stock") directly owned by it;
          (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock directly owned by it;
          (iv) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
          (v)  Ardsley  Advisory  Partners,   a  New  York  general  partnership
               ("Ardsley") which serves as Investment Manager of Ardsley Offshore and the Investment Adviser of AP II, Ardsley Institutional, Ardsley Energy and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts;
          (vi) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II, Ardsley Institutional and Ardsley Energy; and
         (vii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Energy, Ardsley Offshore and the managed accounts and with respect to the shares of Common Stock he owns individually.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

     The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:

     AP II, Ardsley Institutional and Ardsley Energy are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

CUSIP No. 44887Q108                       13G               PAGE 10 of 17 PAGES

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:  44887Q108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G); see item 7

          (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 44887Q108                      13G                PAGE 11 of 17 PAGES

ITEM 4.   OWNERSHIP.

      A.  Ardsley Partners Fund II, L.P.

          (a)  Amount beneficially owned: 278,000
          (b)  Percent of class: 2.18%. (The percentages used herein and in the rest of Item 4 are calculated based upon the 12,769,904 shares of Common Stock issued and outstanding as per the Company's Form 10-Q for the period ended November 1, 2006, as filed on November 14, 2006.)
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 278,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 278,000

      B.  Ardsley Partners Institutional Fund, L.P.
          (a)  Amount beneficially owned: 174,000
          (b)  Percent of class: 1.36%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 174,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 174,000

      C.  Ardsley Partners Renewable Energy Fund, L.P.
          (a)  Amount beneficially owned: 100,000
          (b)  Percent of class: 0.78%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 100,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 100,000

      D.  Ardsley Offshore Fund Ltd.
          (a)  Amount beneficially owned: 340,000
          (b)  Percent of class: 2.66%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 340,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 340,000

      E.  Ardsley Advisory Partners
          (a)  Amount beneficially owned: 900,000
          (b)  Percent of class: 7.05%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 900,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 900,000

      F.  Ardsley Partners I
          (a)  Amount beneficially owned: 452,000
          (b)  Percent of class: 3.54%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 452,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 452,000

      G.  Philip J. Hempleman
          (a)  Amount beneficially owned: 900,000
          (b)  Percent of class: 7.05%
          (c)  (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 900,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 900,000

CUSIP No. 44887Q108                      13G                PAGE 12 of 17 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Ardsley, the Investment Adviser of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Ardsley Partners, the General Partner of AP II, Ardsley Institutional and Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II, Ardsley Institutional and Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

     Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional, Ardsley Energy and the managed accounts.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 44887Q108                      13G                PAGE 13 of 17 PAGES

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 44887Q108                      13G                PAGE 14 of 17 PAGES


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:      as of February 14, 2007


                                  ARDSLEY PARTNERS FUND II, L.P.
                                  BY: ARDSLEY PARTNERS I,
                                      GENERAL PARTNER


                                  BY: /s/ Steve Napoli
                                      ----------------------------------------
                                      Steve Napoli
                                      General Partner


                                  ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY: /s/ Steve Napoli
                                      ----------------------------------------
                                      Steve Napoli
                                      General Partner


                                  ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY:  /s/ Steve Napoli
                                       ----------------------------------------
                                       Steve Napoli
                                       General Partner

                                  ARDSLEY OFFSHORE FUND LTD.


                                  BY:  /s/ Neil Glass
                                       ----------------------------------------
                                       Neil Glass
                                       Vice-President and Administrative Manager


                                  ARDSLEY ADVISORY PARTNERS
                                  BY:  ARDSLEY PARTNERS I
                                       GENERAL PARTNER


                                  BY:  /s/ Steve Napoli
                                       ----------------------------------------
                                       Steve Napoli
                                       General Partner

CUSIP No. 44887Q108                      13G                PAGE 15 of 17 PAGES



                                  ARDSLEY PARTNERS I

                                  BY:  /s/ Steve Napoli
                                       ----------------------------------------
                                       Steve Napoli
                                       General Partner



                                  PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                  BY:  /s/ Steve Napoli*
                                       ----------------------------------------
                                       Steve Napoli
                                       As attorney in fact for
                                       Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 44887Q108                      13G                PAGE 16 of 17 PAGES

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2007



                                  ARDSLEY PARTNERS FUND II, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY: /s/ Steve Napoli
                                      -----------------------------------
                                      Steve Napoli
                                      General Partner


                                  ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY: /s/ Steve Napoli
                                      -----------------------------------
                                      Steve Napoli
                                      General Partner

                                  ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                                  BY:  ARDSLEY PARTNERS I,
                                       GENERAL PARTNER


                                  BY: /s/ Steve Napoli
                                      -----------------------------------
                                      Steve Napoli
                                      General Partner


                                  ARDSLEY OFFSHORE FUND LTD.


                                  BY: /s/ Neil Glass
                                      -----------------------------------
                                      Neil Glass
                                      Vice-President and Administrative Manager

CUSIP No. 44887Q108                      13G                PAGE 17 of 17 PAGES


                                  ARDSLEY ADVISORY PARTNERS

                                  By:  ARDSLEY PARTNERS I
                                       GENERAL PARTNER

                                  BY:  /s/ Steve Napoli
                                       -----------------------------------
                                       Steve Napoli
                                       General Partner


                                  ARDSLEY PARTNERS I

                                  BY: /s/ Steve Napoli
                                      -----------------------------------
                                      Steve Napoli
                                      General Partner


                                  PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                  BY: /s/ Steve Napoli *
                                      -----------------------------------
                                      Steve Napoli
                                      Attorney-in-fact
                                      for Philip J. Hempleman





* Evidence of Power of Attorney was filed with the Schedule 13G/A filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.